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          April 14, 2022

       Chongyi Yang
       Chief Executive Officer
       CHINA CHANGJIANG MINING & NEW ENERGY COMPANY, LTD.
       Room 1907, No. 1038 West Nanjing Road
       Westagate Mall
       Jing   An District, Shanghai, China 200041

                                                        Re: CHINA CHANGJIANG
MINING & NEW ENERGY COMPANY, LTD.
                                                            Registration
Statement on Form 10
                                                            Filed August 18,
2021
                                                            File No. 000-05474

       Dear Mr. Yang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




          Sincerely,


          Division of Corporation Finance

          Office of Manufacturing
       cc:                                              Rhonda Keaveney